                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         (AMENDMENT NO. ____________)*




                            CENTURY BANCSHARES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         COMMON STOCK, $1.00 PAR VALUE
                  -------------------------------------------
                         (Title of Class of Securities)

                                   156436107
                         -----------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement  [ ].   (A
fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------------                                                              -------------------------------
CUSIP No.  156436107                                       13G                                    Page    2   of    4   Pages
        ---------------------                                                                          ------    ------
----------------------------------                                                              -------------------------------

-------------------------------------------------------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Joseph S. Bracewell
                    ###-##-####

-------------------------------------------------------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                (A) [ ]

                                                                                                (B) [ ]

-------------------------------------------------------------------------------------------------------------------------------
 3    SEC USE ONLY


-------------------------------------------------------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

                   U.S.A.

-------------------------------------------------------------------------------------------------------------------------------
                  5    SOLE VOTING POWER
  NUMBER OF
                                    150,964
   SHARES
               ----------------------------------------------------------------------------------------------------------------
BENEFICIALLY      6    SHARED VOTING

 OWNED BY
               ----------------------------------------------------------------------------------------------------------------
   EACH           7    SOLE DISPOSITIVE POWER

 REPORTING
               ----------------------------------------------------------------------------------------------------------------
  PERSON          8    SHARED DISPOSITIVE POWER

   WITH

-------------------------------------------------------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                          150,964

-------------------------------------------------------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

           [ ]

-------------------------------------------------------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                          6.69%
                          ----

-------------------------------------------------------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON *

                         IN

-------------------------------------------------------------------------------------------------------------------------------

                    - SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G


Item 1 (a)       Name of Issuer:  Century Bancshares, Inc.

Item 1(b)        Address of Issuer's Principal Executive Offices:

                                        1275 Pennsylvania Avenue, NW
                                        Washington, DC  20004

Item 2 (a)       Name of Person Filing:    Joseph S. Bracewell

Item 2 (b)       Address of Principal Business Office:

                                        1275 Pennsylvania Avenue, NW
                                        Washington, DC  20004

Item 2 (c)       Citizenship:  United States

Item 2 (d)       Title of Class of Securities:  The class of securities of
                 Century Bancshares, Inc. owned beneficially by the reporting person is common stock, $1.00 par value (the "Common Stock").

Item 2 (e)       Cusip Number:  154636107

Item 3           Not Applicable

Item 4           (a)  Amount Beneficially Owned:   150,964

                 (b) Percent of Class: 6.69%

                 (c)  Number of Shares as to which such person has

                      (i)   Sole power to vote or to direct the vote:  150,964

                      (ii)  Shared power to vote or direct the vote:    -0-

                      (iii) Sole power to dispose or direct the disposition:

                                        150,964

                      (iv)  Shared power to dispose or direct the disposition:

                                        -0-

Item 5           Ownership of Five Percent of Less of a Class:  Not Applicable

Item 6           Ownership of More than Five Percent on Behalf of Another
                 Person:

                 Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                 Company:  Not Applicable

Item 8           Identification and Classification of Members of the Group:

                                        Not Applicable

Item 9           Notice of Dissolution of Group:  Not Applicable

Item 10          Certification:  Not Applicable

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:          2/17/98                    By:  /S/ Joseph S. Bracewell
       ---------------------------            ------------------------------
                                                   Signature

                                          Joseph S. Bracewell, Chairman
                                          -----------------------------
                                          Name/title